Exhibit 10.6
EXCHANGE AGREEMENT
EXCHANGE AGREEMENT (this “Agreement”), dated as of January 8, 2010, by and between Image Entertainment, Inc., a Delaware corporation, with headquarters located at 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311 (the “Company”), and Portside Growth and Opportunity Fund (the “Investor”).
WHEREAS:
A. The Company executed that certain Amended and Restated Senior Secured Convertible Note, dated as of August 30, 2006, in favor of the Investor, in the outstanding principal amount of $15,700,972.60 (as amended from time to time, the “Amended and Restated Note”).
B. The Company and the Investor have entered into a Payoff Letter, dated as of January 8, 2010 (the “Payoff Letter”), pursuant to which the Company has agreed to fully satisfy and discharge the Note by, among other things, undertaking the Exchange (as defined below) that is the subject of this Agreement.
C. The Company and the Investor desire to exchange a portion of the aggregate principal amount of the Amended and Restated Note for shares of common stock of the Company as set forth herein (the “Exchange”).
D. The Exchange is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Amended and Restated Note.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Company and the Investor hereby agree as follows:
1. EXCHANGE.
(a) On the Initial Closing Date (as defined in the Payoff Letter) and concurrently with the Initial Closing, the principal amount of the Amended and Restated Note shall be reduced by the amount set forth on Schedule 1 and the Company shall issue and deliver to the Investor the number of shares of common stock of the Company, par value $.0001, set forth on Schedule 1 (“Exchange Shares”), by causing the Depository Trust Company to credit the Exchange Shares to the Investor’s account set forth on Schedule 1.
(b) For purposes of Rule 144(d), the Company acknowledges that Investor intends to take the position that the holding period of the Exchange Shares may be tacked onto the holding period of the Amended and Restated Note and the Company agrees not to take a position contrary to this Section 1(b). In reliance on the representation contained in Section 2(c), the Company agrees not to take the position that the Investor is an “affiliate” (as defined in the Securities Act) of the Company based on its ownership of the Exchange Shares. The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any reasonably necessary legal opinions, necessary to issue Exchange Shares that are freely tradable on The NASDAQ Global Market (or any other market or quotation service on which shares of the Company’s common stock are listed or quoted) without restrictions or restrictive legends and without the need for any action on the part of the Investor. The Company shall use commercially reasonable efforts to maintain a market for quotation and trading of its common stock, such as the Pink sheets or the OTCBB if the common stock is not listed on The NASDAQ Global Market, and will not take actions to inhibit the quotation and trading of its common stock on any such market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 1(b).
2. REPRESENTATIONS AND WARRANTIES.
(a) The Investor and the Company each hereby represents and warrants to the other party, as of the date hereof:
(i) Such party has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and under the Payoff Letter. The execution, delivery and performance by such party of the Payoff Letter, this Agreement and the issuance of the Exchange Shares hereunder have been duly approved by all necessary corporate action.
(ii) This Agreement has been duly executed and delivered by such party. This Agreement is the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies, and is in full force and effect.
(b) The Company hereby represents and warrants to the Investor as of the date hereof:
(i) Issuance of Exchange Shares. When issued by the Company, the Exchange Shares will be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the Investor being entitled to all rights accorded to a holder of common stock of the Company.
(ii) No Conflicts. The execution, delivery and performance of this Agreement and the Payoff Letter by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of any certificate of incorporation, certificate of formation, any certificate of designations or other constituent documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries or bylaws of the Company or any of its Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree

(including foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected).
(iii) Consents. Neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the Payoff Letter, in each case in accordance with the terms hereof or thereof, other than those which have been obtained.
(iv) Capitalization. As of the date hereof, and after giving effect to the Initial Closing and the issuance of the Exchange Shares, the authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.0001 per share, of which 21,855,718 are issued and outstanding, and 25,000,000 shares of preferred stock, par value $0.0001 per share, of which (i) 5,000,000 have been designated Series A Junior Participating Preferred Stock, par value $0.0001 per share, none of which are issued and outstanding, (ii) 30,000 have been designated as Series B Cumulative Preferred Stock, par value $0.0001 per share, 22,000 of which are issued and outstanding, and (iii) 270,000 of which have been designated as Series C Junior Participating Preferred Stock, par value $0.0001 per share, 196,702 of which are issued and outstanding.
(c) The Investor hereby represents and warrants to the Company that:
(i) It is not and has not been for at least 90 days prior to the date hereof an “affiliate” of the Company as that term is defined in Rule 144(a).
(ii) Promptly after the Initial Closing, it will return the Amended and Restated Note to the Company.
3. MISCELLANEOUS.
(a) Termination. This Agreement shall terminate and be of no further force or effect upon the earlier of (i) the termination of the Purchase Agreement (as defined in the Payoff Letter) and (ii) January 9, 2010 if the Initial Closing has not been completed on January 8, 2010.
(b) Disclosure of Transactions and Other Material Information. The Company shall promptly make public disclosure of the Initial Closing and the material terms of the Payoff Letter and this Agreement, but in any event on or before 8:30 a.m., New York City time, on the first Business Day following the Initial Closing. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express written consent of the Investor. Without the prior written consent of the Investor, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of the Investor in any filing, announcement, release or otherwise, unless such disclosure is required by law, regulation or the Principal Market.

(c) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.
(d) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
(e) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
(f) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR

ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
(g) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
(h) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
(i) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
(j) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns in accordance with the terms of the Securities Purchase Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

COMPANY: IMAGE ENTERTAINMENT, INC.
By:	/s/ JEFF M. FRAMER
	Name:	Jeff M. Framer
	Title:	President and Chief Financial Officer

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

INVESTOR: PORTSIDE GROWTH AND OPPORTUNITY FUND
By:	/s/ JEFFREY C. SMITH
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

SCHEDULE 1

Amended and Restated Note	Number of Exchange	Account to Credit
Principal Amount to be Exchanged	Shares	Exchange Shares
Ten Thousand Dollars ($10,000)	3,500,000